Exhibit 3.2

FOURTH AMENDED AND RESTATED BYLAWS
OF

UNIVERSAL TECHNICAL INSTITUTE, INC.
a Delaware corporation

(as amended on February 26, 2021)

Exhibit 3.2

Page
1.    MEETINGS OF STOCKHOLDERS    1
1.1    Annual Meeting    1
1.2    Special Meetings    1
1.3    Place and Time of Meetings    1
1.4    Notice of Meeting; Waiver of Notice    1
1.5    Quorum; Voting; Validation of Meeting    2
1.6    Adjourned Meeting; Notice    3
1.7    Voting    4
1.8    Record Date for Stockholder Notice    4
1.9    Proxies    5
1.10    List of Stockholders    5
1.11    Notice of Stockholder Nominee    6
1.12    Stockholder Proposals    7
1.13    Public Disclosure; Conduct of Nominations and Proposals by Stockholders    8
1.14    Meeting Required    9
1.15    Organization    9
1.16    Inspectors of Election    9
2.    BOARD OF DIRECTORS    10
2.1    Number, Qualification, Election and Term of Directors    11
2.2    Quorum and Manner of Acting    11
2.3    Place of Meetings    11
2.4    Annual and Regular Meetings    11
2.5    Special Meetings    12
2.6    Notice of Meetings; Waiver of Notice    12
2.7    Board or Committee Action Without a Meeting    12
2.8    Participation in Board or Committee Meetings by Conference Telephone     13
2.9    Resignation and Removal of Directors    13
2.10    Vacancies    13
2.11    Compensation    14
2.12    Notice to Members of the Board of Directors    14
2.13    Organization    14
3.    COMMITTEES    14
3.1    Audit Committee    14
3.2    Compensation Committee    15
3.3    Corporate Governance and Nominating Committee    15
3.4    Other Committees    15
3.5    Meetings and Action of Committees    15
3.6    Election Pursuant to Section 141(c)(2)    16
4.    OFFICERS    16
4.1    Number; Security    16

Exhibit 3.2

(continued)
Page
4.2    Election; Term of Office; Salaries    16
4.3    Subordinate Officers    16
4.4    Resignation and Removal of Officers    16
4.5    Vacancies    17
4.6    Chairman of the Board    17
4.7    Vice Chairman of the Board    17
4.8    Chief Executive Officer    17
4.9    President    17
4.10    Vice President     17
4.11    Secretary    18
4.12    Treasurer    19
4.13    Chief Financial Officer    19
5.    BUSINESS COMBINATION    19
5.1    Vote Required For Certain Business Combinations    20
5.2    Business Combinations Requiring Only Majority Stockholder Approval    20
5.3    Definitions    22
5.4    Fiduciary Obligations    25
5.5    Deliberation By Directors    25
5.6    Amendment    25
6.    SHARES    25
6.1    Shares of the Corporation    25
6.2    Special Designation on Certificates    26
6.3    Lost, Stolen, Destroyed and Mutilated Certificates    26
6.4    Stock Records    26
6.5    Transfers    26
6.6    Regulations Governing Issuance and Transfers of Shares    27
6.7    Transfer Agents and Registrars    27
6.8    Record Date for Purposes Other Than Notice and Voting    27
6.9    Stock Repurchases    27
7.    ELECTION OF CERTAIN STATE LAWS    28
7.1    Election Regarding Certain State Anti-Takeover Laws    28
8.    MISCELLANEOUS    28
8.1    Seal    29
8.2    Fiscal Year    29
8.3    Voting of Shares in Other Corporations    29
8.4    Checks; Drafts; Evidences of Indebtedness    29
8.5    Corporate Contracts and Instruments; How Executed    29

Exhibit 3.2

(continued)
Page
8.6    Construction; Definitions    29
8.7    Provisions Additional to Provisions of Law    29
8.8    Provisions Contrary to Provisions of Law    29
8.9    Amendments    30
8.10    Indemnification and Insurance    30

Exhibit 3.2
FOURTH AMENDED AND RESTATED
BYLAWS
OF
UNIVERSAL TECHNICAL INSTITUTE, INC.

(as amended on February 26, 2021)

1.    MEETINGS OF STOCKHOLDERS

1.1    Annual Meeting. The annual meeting of stockholders of the corporation (the “Corporation”) shall be held on such date and at such time fixed from time to time by the board of directors (the “Board”). The business to be transacted at the meeting shall be the election of directors and any other proper business as may be brought before the meeting. Any previously scheduled annual meeting of the stockholders may be postponed by resolution of the Board upon public notice given on or prior to the date previously scheduled for such annual meeting of stockholders.

1.2    Special Meetings. Subject to the rights of the holders of any series of preferred stock under the Certificate of Incorporation, as amended or restated, of the Corporation (the “Certificate of Incorporation”), special meetings of the stockholders may be called by (i) the Chairman of the Board, if there be one, (ii) a committee that is duly designated by the Board and shall be called by the Secretary by written request, or (iii) by resolution adopted by the affirmative vote of a majority of the Board. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3    Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board; provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

1.4    Notice of Meeting; Waiver of Notice.

(a)    Written or printed notice of each meeting of stockholders shall be given by or at the direction of the Secretary or the Chief Executive Officer of the Corporation to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who properly waives notice before or after the meeting, whether in writing or by electronic transmission or otherwise, and (b) no notice of an adjourned meeting need be given except when required under Section 1.6 of these Bylaws or by law. Each notice of a meeting shall be given, personally or by mail or, as provided below, by means of electronic transmission, not less than ten (10) nor more than sixty (60) days before the meeting and shall state the time and place of the meeting, or if held by remote communications, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and unless it is the annual meeting, shall state at

Exhibit 3.2
whose direction or request the meeting is called and the purposes for which it is called. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him or her. Any previously scheduled meeting of stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of stockholders may be canceled, by resolution of the Board upon public disclosure (as defined in Section 1.13(a)) given on or prior to the date previously scheduled for such meeting of stockholders.

(b)    Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to a stockholder may be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked (1) if the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(c)    Notice shall be deemed given, if mailed, when deposited in the United States mail with postage prepaid, if addressed to a stockholder at his or her address on the Corporation’s records. Notice given by electronic transmission shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) by any other form of electronic transmission, when directed to the stockholder.

(d)    An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

1.5    Quorum; Voting; Validation of Meeting.

(a)    The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the stockholders by the vote

Exhibit 3.2
of the holders of a majority of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 1.6 of these Bylaws.

(b)    Subject to the rights of the holders of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation, when a quorum is present at any meeting, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 1.11 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders (such election being a “Contested Election”). In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. On all other matters, the vote of the holders of a majority of the stock having voting power on such matter present in person or represented by proxy shall decide any question brought before such meetings, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question.

(c)    The Nominating and Corporate Governance Committee of the Board of Directors shall establish procedures under which any director who is not elected by the majority of the votes cast with respect to an election that is not a Contested Election shall offer to tender his or her resignation to the Board of Directors.

(d)    If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.
(e)    The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.

1.6    Adjourned Meeting; Notice.

(a)    Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the voting power of the shares represented at that meeting, either in person or by proxy. In the absence of a quorum, no other business may be transacted at that meeting except as provided in Section 1.5 of these Bylaws.

Exhibit 3.2
(b)    When any meeting of stockholders, either annual or special, is adjourned to another time or place or means of remote communication, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 1.4 of these Bylaws. At any adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

1.7    Voting.

(a)    The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.8 of these Bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).

(b)    Except as may be otherwise provided in the Certificate of Incorporation, by these Bylaws or as required by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question.

(c)    Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

(d)    Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; provided, that if authorized by the Board, a written ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

1.8    Record Date for Stockholder Notice.

(a)    For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only

Exhibit 3.2
stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by applicable law.

(b)    If the Board does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(c)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

(d)    The record date for any other lawful purpose shall be as provided in Section 6.8 of these Bylaws.

1.9    Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy filed with the Secretary of the Corporation. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the Delaware General Corporation Law. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Secretary of the Corporation.

1.10    List of Stockholders. Not less than 10 days prior to the date of any meeting of stockholders, the Secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of such stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (1) on a reasonably accessible electronic network, provided that the information

Exhibit 3.2
required to gain access to such list is provided with the notice of the meeting or (2) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.11    Notice of Stockholder Nominee. Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election by the stockholders as directors of the Corporation. Nominations of persons for election to the Board may be made at a meeting of stockholders (a) by or at the direction of the Board, or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this paragraph. Such nominations by any stockholder shall be made pursuant to timely notice in proper written form to the Secretary of the Corporation in accordance with this paragraph. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall the public disclosure of an adjournment or postponement of a stockholders meeting commence a new time period for the giving of a stockholders notice as described above. To be in proper written form, such stockholders’ notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Corporation that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re- election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Corporation’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i)

Exhibit 3.2
the name and address, as they appear on the Corporation’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election by the stockholders as a director unless nominated in accordance with the procedures set forth in the Bylaws of the Corporation. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws of the Corporation, and if he or she shall so determine, he or she shall so declare at the meeting that the defective nomination shall be disregarded.

1.12    Stockholder Proposals. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board. At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) by any stockholder who complies with the procedures set forth in this paragraph. For business properly to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall the public disclosure of an adjournment or postponement of a stockholders meeting commence a new time period for the giving of a stockholders notice as described above. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing as to each matter such stockholder proposed to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the Corporation’s books, of

Exhibit 3.2
the stockholder proposing such business, and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (c) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting, (d) the class and number of shares of the Corporation which are owned beneficially by such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (e) any material interest in such business of the stockholder or the beneficial owner, if any, on whose behalf the proposal is made, (f) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in such stockholder’s capacity as a proponent of a stockholder proposal, (g) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (h) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this paragraph. The chairman of an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this paragraph, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

1.13    Public Disclosure; Conduct of Nominations and Proposals by Stockholders.

(a)    For purposes of Sections 1.4(a), 1.11 and 1.12 hereof, “public disclosure” shall mean disclosure in (i) a press release released by the Corporation to the Dow Jones News Service, Associated Press, Reuters or comparable national news service, (ii) on the Corporation’s website, or (iii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b)    Notwithstanding the foregoing provisions of these Sections 1.11 and 1.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(c)    Notwithstanding the foregoing provisions of Sections 1.11 and 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and

Exhibit 3.2
regulations thereunder with respect to the matters set forth in Sections 1.11 and 1.12. Nothing in Sections 1.11 and 1.12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation.

1.14    Meeting Required. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such vote may only be taken at an annual or special meeting with prior notice, except as provided in the Certificate of Incorporation. Stockholders shall not have the power to act by means of a written consent.

1.15    Organization.

(a)    Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence by a chairman of the meeting, which chairman must be an officer or director of the Corporation and must be designated as chairman of the meeting by the Board. The Secretary, or in his or her absence an Assistant Secretary, or in his or her absence a person whom the person presiding over the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)    The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

1.16    Inspectors of Election. Before any meeting of stockholders, the Board may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the Corporation, to

Exhibit 3.2
act at the meeting or its adjournment and to make a written report thereof. If any person appointed as inspector fails to appear or fails or refuses to act, then the person presiding over the meeting may, and upon the request of any stockholder or a stockholder’s proxy, shall appoint a person to fill that vacancy.

Such inspectors shall:

(a)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies and ballots;

(b)    receive votes and ballots, including, if applicable, votes and ballots submitted by means of electronic transmission;

(c)    hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)    determine when the polls shall close;

(e)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector or inspectors;

(f)    certify their determination of the number of shares of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots, which certification and report shall specify such other information as may be required by law; and

(g)    do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

Each inspector of election shall perform his or her duties impartially, in good faith, to the best of his or her ability and as expeditiously as is practical, and before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector of election with strict impartiality and according to the best of his or her ability. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. If there are three (3) or more inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

2.    BOARD OF DIRECTORS

Exhibit 3.2
2.1    Number, Qualification, Election and Term of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done exclusively by the stockholders. Subject to the rights of the holders of any series of preferred stock, the number of directors may be fixed or changed from time to time by resolution of a majority of the entire Board; provided the number shall be no less than three (3) and no more than eleven (11), or, if the number is not fixed, the number shall be seven (7). No reduction in the number of directors shall have the effect of shortening the term of any incumbent director, and when so fixed, such number shall continue to be the authorized number of directors until changed by the Board by vote as aforesaid. The directors shall be divided into three (3) classes, Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of each director shall be until the third annual meeting following his or her election and until the election and qualification of his or her successor; provided, however, the directors first serving as Class I directors shall serve for a term expiring at the annual meeting next following September 30, 2003, the directors first serving as Class II directors shall serve for a term expiring at the second annual meeting next following September 30, 2003, and the directors first serving as Class III directors shall serve for a term expiring at the third annual meeting next following September 30, 2003. As used in these Bylaws, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies on the Board.

2.2    Quorum and Manner of Acting.

(a)    A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these Bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, except as provided in Section 5.1 of these Bylaws and subject to the provisions of the Certificate of Incorporation and applicable law.

(b)    A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.3    Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4    Annual and Regular Meetings. Annual meetings of the Board for the election of officers and consideration of other matters shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these Bylaws. Regular meetings of the Board may be held without notice and, unless otherwise specified by the Board, shall be held in accordance with a schedule and at such locations as determined from time to time by the Board, provided no less than five

Exhibit 3.2
(5) such meetings shall beheld each year. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5    Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer or by a majority of the directors in office.

2.6    Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director in advance of the time set for such meeting as provided herein; provided, that if the meeting is to be held at the principal executive offices of the Corporation, the notice need not specify the place of the meeting. Except for amendments to the Bylaws, as provided under Section 8.9, notice of a special meeting need not state the purpose or purposes for which the meeting is called and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified herein to the directors who were not present at the time of adjournment. Notice of a special meeting may be given by any one or more of the following methods and the method used need not be the same for each director being notified:

(a)    written notice sent by mail at least three (3) days prior to the meeting;

(b)    personal service at least twenty-four (24) hours prior to the time of the meeting;

(c)    telegraphic notice at least twenty-four (24) hours prior to the time of the meeting, said notice to be sent as a straight full-rate telegram;

(d)    telephonic notice at least twenty-four (24) hours prior to the time of the meeting;

(e)    facsimile or other means of electronic transmission at least twenty-four
(24) hours prior to the time of the meeting.

Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.

2.7    Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the

Exhibit 3.2
members of the Board or of the committee individually or collectively consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board. The resolution and the written consents or electronic transmission or transmissions by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.8    Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9    Resignation and Removal of Directors. Any director may resign at any time by delivering his or her resignation in writing, including by means of electronic transmission, to the President or Secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Subject to the Certificate of Incorporation, applicable law and the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time by the stockholders only for cause and only by the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant thereto unless expressly provided otherwise by such terms.

2.10    Vacancies. Subject to applicable law and the terms of any one or more classes or series of preferred stock, any vacancy on the Board that results from an increase in the number of directors or resulting from the death, resignation, removal from office or any other cause may be filled by a majority of the Board then in office, although less than a quorum, or by a sole remaining director and not, unless otherwise determined by resolution of a majority of the entire Board, by the stockholders. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The Board may, by the affirmative vote of a majority of the directors then in office, decide to reduce the size of the Board to eliminate an existing vacancy thereon.

Exhibit 3.2
2.11    Compensation. The Board is authorized to fix such compensation for directors as it may determine, including a fee and reimbursement of expenses for attendance at any meeting of the directors or committees. A director may also be paid for serving the Corporation, its affiliates or its subsidiaries in other capacities.

2.12    Notice to Members of the Board of Directors. Each member of the Board shall file with the Secretary of the Corporation an address to which mail or telegraphic notices shall be sent, a telephone number to which a telephonic or facsimile notice may be transmitted and, at the sole discretion of a director, such electronic address to which other electronic transmissions may be sent. A notice mailed, telegraphed, telephoned or transmitted by facsimile or other means of electronic transmission in accordance with the instructions provided by the director shall be deemed sufficient notice. Such address or telephone number may be changed at any time and from time to time by a director by giving written notice of such change to the Secretary. Failure on the part of any director to keep an address and telephone number on file with the Secretary (but not including an address for other electronic transmissions) shall automatically constitute a waiver of notice of any regular or special meeting of the Board which might be held during the period of time that such address and telephone number are not on file with the Secretary. A notice shall be deemed to be mailed when deposited in the United States mail, postage prepaid. A notice shall be deemed to be telegraphed when the notice is delivered to the transmitter of the telegram and either payment or provision for payment is made by the Corporation. Notice shall be deemed to be given by telephone if the notice is transmitted over the telephone to some person (whether or not such person is the director) or message recording device answering the telephone at the number which the director has placed on file with the Secretary. Notice shall be deemed to be given by facsimile or other means of electronic transmission when sent to the telephone number or other address which the director has placed on file with the Secretary.

2.1    Organization. Meetings of the Board shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence by the President, if any. In the absence of all such directors, a president pro tem chosen by a majority of the directors present shall preside at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the Chairman of the meeting may appoint any person to act as secretary of the meeting.

3.    COMMITTEES

3.1    Audit Committee. The Board by resolution shall designate an Audit Committee consisting of three directors or such number of members as may be specified by the Board, which shall review the internal financial controls of the Corporation, and the integrity of its financial reporting, and have such other powers and duties as the Board determines in accordance with applicable law and regulations. The Board shall adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Audit Committee. The members of the Audit Committee shall serve at the pleasure of the Board. All action of the Audit Committee shall be reported to the Board at its next meeting.

Exhibit 3.2

3.2    Compensation Committee. The Board by resolution shall designate a Compensation Committee consisting of such number of members as may be specified by the Board, which shall administer the Corporation’s compensation plans and have such other powers and duties as the Board determines. The members of the Compensation Committee shall serve at the pleasure of the Board. All action of the Compensation Committee shall be reported to the Board at its next meeting. The Board shall adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Compensation Committee.

3.3    Corporate Governance and Nominating Committee. The Board by resolution shall designate a Corporate Governance and Nominating Committee consisting of such number of members as may be specified by the Board, which shall nominate candidates for election to the Board and have such other powers and duties as the Board determines. The members of the Corporate Governance and Nominating Committee shall serve at the pleasure of the Board. All action of the Corporate Governance and Nominating Committee shall be reported to the Board at its next meeting. The Board shall adopt a Charter, which may be amended from time to time, setting forth the powers and duties of the Corporate Governance and Nominating Committee.

3.4    Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.5    Meetings and Action of Committees.

(a)    The Board may designate one or more directors as alternate members of any committee (other than the Audit Committee), who may replace any absent or disqualified member at any meeting of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board at its next meeting. Each committee may adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

(b)    Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article 2 of these Bylaws, including Section 2.2 (quorum and manner of acting), Section 2.3 (place of meetings), Section 2.4 (annual and regular meetings), Section 2.5 (special meetings), 2.6 (notice of meetings and waiver of notice), Section 2.7 (board or committee action without a meeting), Section 2.8 (participation in Board or committee meetings by conference telephone), Section 2.12 (notice to members of the Board), and Section 2.13 (organization), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, (i) that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, (ii) that special meetings of committees may also be called by resolution of the Board, (iii) that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee; (iv) that a majority of the members of a committee shall constitute a quorum for the

Exhibit 3.2
transaction of business at any meeting; and (v) that the affirmative vote of a majority of the members of a committee shall be required to take action in respect of any matter presented to or requiring the approval of the committee.

3.6    Election Pursuant to Section 141(c)(2). By resolution of the Board, the Corporation has elected pursuant to Section 141(c) of the Delaware General Corporation Law to be governed by paragraph (2) of Section 141(c) in respect of committees of the Board.

4.    OFFICERS

4.1    Number; Security. The officers of the Corporation shall consist of a chief executive officer, a president, one or more vice presidents (including executive vice president(s) and senior vice president(s) if the Board so determines), a secretary and a treasurer and a chief financial officer who shall be chosen by the Board and such other officers, including but not limited to a chairman of the Board, a vice chairman of the Board, as the Board shall deem expedient, who shall be chosen in such manner and hold their offices for such terms as the Board may prescribe. Any two or more offices may be held by the same person. The Board may from time to time designate the Chief Executive Officer, the President or any Executive Vice President as the Chief Operating Officer of the Corporation. Any Vice President, Treasurer or Assistant Treasurer, or Assistant Secretary, respectively, may exercise any of the powers of the President, the Chief Financial Officer, or the Secretary, respectively, as directed by the Board and shall perform such other duties as are imposed upon such officer by the Bylaws or the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2    Election; Term of Office; Salaries. The term of office and salary of each of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board and may be altered by said Board from time to time at its pleasure, subject to the rights, if any, of said officers under any contract of employment; provided, that the Board may designate such responsibilities to the Compensation Committee and may also authorize the Chief Executive Officer or the President to establish the salaries of officers appointed pursuant to Section 4.3.

4.3    Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4    Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the Chief Executive Officer, President or Secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an officer or by a committee may be removed by the Board either with or without cause, and in the case

Exhibit 3.2
of an officer appointed by an officer or by a committee, by the officer or committee who appointed him or her or by the President.

4.5    Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these Bylaws for election or appointment to the office.

4.6    Chairman of the Board. The Chairman of the Board, if such an officer shall be chosen, shall have general supervision, direction and control of the Corporation’s business and its officers, and, if present, preside at meetings of the stockholders and the Board and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these Bylaws. The Chairman of the Board shall report to the Board.

4.7    Vice Chairman of the Board. The Vice Chairman of the Board, if there shall be one, shall, in the case of the absence, disability or death of the Chairman of the Board, exercise all the powers and perform all the duties of the Chairman of the Board. The Vice Chairman shall have such other powers and perform such other duties as may be granted or prescribed by the Board.

4.8    Chief Executive Officer. Subject to the control of the Board, the Chief Executive Officer of the Corporation shall have general supervision over the business of the Corporation; the powers and duties of the Chief Executive Officer shall be:

(a)    To affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation, and to sign certificates for shares of capital stock of the Corporation.

(b)    To have such other powers and be subject to such other duties as the Board may from time to time prescribe.

4.9    President. The powers and duties of the President are:

(a)    To affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the President, should be executed on behalf of the Corporation, and to sign certificates for shares of capital stock of the Corporation.

(b)    To have such other powers and be subject to such other duties as the Board may from time to time prescribe.

4.10    Vice President. In case of the absence, disability or death of the President, the elected Vice President, or one of the elected Vice Presidents, shall exercise all the powers and perform all the

Exhibit 3.2
duties of the President. If there is more than one elected vice president, the order in which the elected vice presidents shall succeed to the powers and duties of the president shall be as fixed by the Board. The elected Vice President or elected Vice Presidents shall have such other powers and perform such other duties as may be granted or prescribed by the Board.

Vice presidents appointed pursuant to Section 4.3 shall have such powers and duties as may be fixed by the Chairman of the Board or President, except that such appointed Vice Presidents may not exercise the powers and duties of the president. Each Vice President shall have such powers and duties as the Board or the president assigns to him or her.

4.11    Secretary. The powers and duties of the Secretary are:

(a)    To keep a book of minutes at the principal office of the Corporation, or such other place as the Board may order, of all meetings of its directors and stockholders with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

(b)    To keep the seal of the Corporation, if any, and affix the same, if any, to all instruments which may require it.

(c)    To keep or cause to be kept at the principal office of the Corporation, or at the office of the transfer agent or agents, a share register, or duplicate share registers, showing the names of the stockholders and their addresses, the number of and classes of shares, and the number and date of cancellation of every certificate surrendered for cancellation.

(d)    To keep a supply of certificates for shares of the Corporation, to fill in all certificates issued, and to make a proper record of each such issuance; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents.

(e)    To transfer upon the share books of the Corporation any and all shares of the Corporation; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents, and the method of transfer of each certificate shall be subject to the reasonable regulations of the transfer agent to which the certificate is presented for transfer, and also, if the Corporation then has one or more duly appointed and acting registrars, to the reasonable regulations of the registrar to which the new certificate is presented for registration; and provided, further that no certificate for shares of stock shall be issued or delivered or, if issued or delivered, shall have any validity whatsoever until and unless it has been signed or authenticated in the manner provided in Section 5.1 hereof.

Exhibit 3.2

(f)    To make service and publication of all notices that may be necessary or proper, and without command or direction from anyone. In case of the absence, disability, refusal, or neglect of the Secretary to make service or publication of any notices, then such notices may be served and/or published by the President or a Vice President, or by any person thereunto authorized by either of them or by the Board or by the holders of a majority of the outstanding shares of the Corporation.

(g)    To sign certificates for shares of capital stock of the Corporation.

(h)    Generally to do and perform all such duties as pertain to the office of Secretary and as may be required by the Board.

4.12    Treasurer. The Treasurer shall be or shall be under the direction of the Chief Financial Officer of the Corporation, and shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, he or she shall have such other powers and duties as the Board or the President assigns to him or her.

4.13    Chief Financial Officer. The powers and duties of the Chief Financial Officer are:

(a)    To supervise the corporate-wide treasury functions and financial reporting to external bodies.

(b)    To have the custody of all funds, securities, evidence of indebtedness and other valuable documents of the Corporation and, at the Chief Financial Officer’s discretion, to cause any or all thereof to be deposited for account of the Corporation at such depositary as may be designated from time to time by the Board.

(c)    To receive or cause to be received, and to give or cause to be given, receipts and acquittances for monies paid in for the account of the Corporation.

(d)    To disburse, or cause to be disbursed, all funds of the Corporation as may be directed by the Board, taking proper vouchers for such disbursements.

(e)    To render to the Chief Executive Officer and President, and to the Board, whenever they may require, accounts of all transactions and of the financial condition of the Corporation.

(f)    Generally to do and perform all such duties as pertain to the office of Chief Financial Officer and as may be required by the Board.

5.    BUSINESS COMBINATION

Exhibit 3.2
5.1    Vote Required For Certain Business Combinations.

(a)    In addition to any affirmative vote required by law, the Certificate of Incorporation, any agreement with any national securities exchange or otherwise, any “Business Combination” (as hereinafter defined) involving the Corporation shall be subject to approval in the manner set forth in this Article 5.

(b)    Except as otherwise expressly provided in Section 5.2 herein, no Business Combination shall be consummated or effected unless such Business Combination shall have been approved by the affirmative vote of the holders of not less than sixty-six and two thirds percent (66-2/3%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class. Such vote shall be required notwithstanding the fact that no vote for such transaction may be required by law or that approval by some lesser percentage of stockholders may be specified by or pursuant to law, the Bylaws, any agreement with any national securities exchange, or otherwise. Such vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, the Certificate of Incorporation or otherwise.

5.2    Business Combinations Requiring Only Majority Stockholder Approval.

(a)    The approval required in Section 5.1 hereinabove shall not be required and the provisions of Section 1.5 of these Bylaws relating to the majority vote required for shareholder approval, if applicable, shall apply to any Business Combination, if any of the following conditions are satisfied:

(1)    The Business Combination shall have been expressly approved by a majority of the “Continuing Directors” (as hereinafter defined) either in advance of or subsequent to the acquisition of outstanding shares of capital stock of the Corporation that caused the “Interested Person” (as hereinafter defined) involved to become an Interested Person; or
(2)    All of the following five conditions have been met:

(i)    The aggregate amount of the cash and the “Fair Market Value” (as hereinafter defined) as of the “Consummation Date” (as hereinafter defined) of all property, securities or other consideration to be received per share of capital stock of the Corporation incident to the consummation of such Business Combination by any holder of such stock, other than the Interested Person involved in such Business Combination, is not less than the highest of the following (the requirements of this Section 5.2(a)(2)(i) to be met with respect to all outstanding shares of all classes of the capital stock of the Corporation, whether or not the Interested Person has previously acquired shares of each particular class of such stock):
(A)    The “Highest Per Share Price” (as hereinafter defined) or the “Highest Equivalent Price” (as hereinafter defined) paid by such Interested Person in acquiring any holdings of the Corporation’s capital stock, plus an amount equivalent to interest compounded annually from the date of such purchase through the Consummation Date at the prime rate of interest as announced

Exhibit 3.2
from time to time by Bank of America, N.A. (or such other bank as may be selected by a majority of the Continuing Directors), less the aggregate amount of any cash dividends paid and the Fair Market Value as of the date paid of any dividends paid other than in cash on each share of capital stock of the class in question from the date of such purchase through the Consummation Date in an amount up to but not exceeding the amount equivalent to interest as so calculated;

(B)    The highest preferential amount per share to which the holders of shares of any class or series of preferred stock are entitled in the event of dissolution or liquidation of the Corporation; or

(C)    The Fair Market Value of such shares as of the “Announcement Date” (as hereinafter defined).

(ii)    The consideration to be received by holders of outstanding capital stock shall be paid in cash or in the same form as was previously paid in order to acquire such shares of such class of capital stock as are beneficially owned by the Interested Person. If the Interested Person beneficially owns shares of any class of capital stock of the Corporation which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of capital stock shall be either cash or the form used to acquire the largest number of shares of such class of capital stock beneficially owned by the Interested Person.

(iii)    After such Interested Person has become an Interested Person and prior to the consummation of the Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) such increase in such annual rate of dividends as is necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Person shall not have become the beneficial owner of any additional shares of voting capital stock of the Corporation except as part of the transaction in which it became an Interested Person.

(iv)    After such Interested Person has become an Interested Person, such Interested Person shall not have received the benefit, directly or indirectly (except proportionately solely in such Interested Person’s capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

Exhibit 3.2
(v)    A proxy or information statement describing the proposed Business Combination and complying with the requirements of the “Exchange Act” (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules and regulations), shall have been mailed to all stockholders of the Corporation at least 30 days prior to the Consummation Date. Such statement shall contain at the front thereof, in a prominent place, a statement by the Continuing Directors of their position on the advisability (or inadvisability) of the proposed Business Combination. Such proxy or information statement shall be required for purposes of this Section 5.2(a)(2) whether or not it is required to be mailed pursuant to the provisions of the Exchange Act (or any subsequent provisions).

5.3    Definitions. For the purposes of this Article 5:

(a)    The term “Business Combination” shall mean (i) any merger, consolidation or exchange of shares of capital stock of the Corporation or any of its subsidiaries (as hereinafter defined) with or into an Interested Person, in each case irrespective of which corporation or company is to be the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Person (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation (including without limitation any securities or assets of a subsidiary of the Corporation) or all or a substantial part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person; (iv) the issuance or transfer by the Corporation or any of its subsidiaries of any securities of the Corporation or any of its subsidiaries to an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries from an Interested Person of any securities issued by an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Interested Person); (vi) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any merger or consolidation of the Corporation with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) owned by any Interested Person; (vii) any merger or consolidation of the Corporation with any of its subsidiaries after which the provisions of this Article 5 of the Certificate of Incorporation shall not appear in the Certificate of Incorporation of the surviving entity; (viii) a plan of partial or complete liquidation or dissolution of the Corporation or spin off or sale of a substantial part of the assets of the Corporation or any of its subsidiaries proposed by or on behalf of an Interested Person; and (ix) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

(b)    The term “Continuing Director” shall mean any Director of the Corporation who is not an “Affiliate,” “Associate” or nominee of or member of a “Group” with the Interested Person (as such terms are hereinafter defined) and who either (i) held the office of Director prior to the date on which

Exhibit 3.2
the Interested Person became an Interested Person, or (ii) is designated as a Continuing Director by a majority of the then Continuing Directors.

(c)    The term “Interested Person” shall mean any individual, corporation, partnership or other person or entity which, at any time during the period commencing two (2) years prior to the Announcement Date through and including the Consummation Date, is or was a “Beneficial Owner” (as defined in Rule 13d(3) of the General Rules and Regulations under the Exchange Act as in effect on September 4, 2003) of shares of capital stock of the Corporation which, when combined with the shares of capital stock beneficially owned by any “Affiliates” or “Associates” (as defined in Rule 12b(2) of the Exchange Act as in effect on June 30, 2003) of such Interested Person or by other members of a “Group” (as defined in Section 13(d)(3) of the Exchange Act as in effect on June 30, 2003) of which such Interested Person is a member, collectively amount to ten percent (10%) or more of the total voting power of all outstanding shares of voting stock of the Corporation. The term Interested Person shall also mean any Affiliate or Associate of any such Interested Person and any other member of a Group of which such Interested Person is a member, and shall also mean any person or entity which, upon consummation of a Business Combination, would be such an Affiliate, Associate or Group member. The term Interested Person shall not include the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of a subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan acting in such capacity.

(d)    The term “Consummation Date” shall mean the date on which the Business Combination in question is consummated or effected.

(e)    The term “Fair Market Value” shall mean (i) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors.

(f)    The terms “Highest Per Share Price” and “Highest Equivalent Price” shall mean the following. The Highest Per Share Price shall mean the highest price that can be determined to have been paid during the relevant time period by the Interested Person involved for any share or shares of the class or series of capital stock in question. If the Interested Person has not purchased any shares of such class or series of capital stock of the Corporation during the relevant time period, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the

Exhibit 3.2
amount determined by a majority of the Continuing Directors, on whatever basis they believe to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid during the relevant time by the Interested Person involved for any share or shares of any other class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by such Interested Person or any Affiliate, Associate or Group member shall be taken into account regardless whether the shares were purchased before or after such Interested Person became an Interested Person. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by such Interested Person or any such Affiliate, Associate or Group member with respect to the shares of capital stock of the Corporation, and shall be appropriately adjusted to take into account any subsequent recapitalization, stock split, stock dividend or similar distribution. In the event any Business Combination involving an Interested Person shall be proposed, the Continuing Directors shall determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation of which there are shares issued and outstanding.

(g)    The term “Announcement Date” shall mean the earlier of the date on which a Business Combination is first publicly proposed or announced or the Consummation Date of such Business Combination.

(h)    The term “Exchange Act” shall mean the Securities Exchange Act of l934, as amended.

(i)    Any corporation of which the Corporation owns, directly or indirectly, fifty percent (50%) or more of its voting stock shall be deemed to be a “subsidiary” of the Corporation.

(j)    For the purposes of Section 5.2(a)(2)(i) hereinabove, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation (other than Interested Persons or other parties to such Business Combination) in the event of a Business Combination in which the Corporation is the surviving entity.

(k)    Whether or not any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of part of the assets of any entity involves a “substantial part” of the assets of such entity shall be conclusively determined by a majority of the Continuing Directors; provided that assets involved in any single transaction or series of related transactions having an aggregate Fair Market Value of more than fifteen percent (15%) of the total consolidated assets of an entity and the other members of the consolidated group, if any, of which it is a part as at the end of such entity’s last full fiscal year prior to such determination shall always be deemed to constitute a “substantial part.”

(l)    An Interested Person shall be deemed to have acquired a share of the capital stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof.

Exhibit 3.2
(m)    A majority of the then Continuing Directors shall have the right and power to make, in good faith, any determinations required under this Article 5, including without limitation (i) whether a transaction is a Business Combination, (ii) whether a person is an Interested Person, or (iii) whether the conditions set out in Section 5.2(a)(2) of this Article 5 have been satisfied with respect to any Business Combination.

5.4    Fiduciary Obligations. Nothing contained in this Article 5 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

5.5    Deliberation By Directors. The Directors of the Corporation, when evaluating any proposal or offer which would involve a Business Combination or the merger or consolidation of the Corporation or any of its subsidiaries with another corporation, the sale of all or substantially all of the assets of the Corporation or any of its subsidiaries, a tender offer or exchange offer for any capital security of the Corporation or any of its subsidiaries or any similar transaction shall give due consideration to all factors they may consider relevant. Such factors may include, without limitation, (a) the financial and managerial resources and future prospects of the other party(s), the legal, economic, environmental and social effects of the proposed transaction on the Corporation’s and its subsidiaries’ employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and the effect on any of the businesses and properties of the Corporation and its subsidiaries, and (b) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation’s outstanding securities, but also the current value of the Corporation in a freely negotiated transaction and the Continuing Directors’ estimate of the Corporation’s future value (including the unrealized value of its properties, assets and prospects) as an independent going concern.

5.6    Amendment. The provisions of this Article 5 shall not be amended, altered, changed or repealed nor may any provision inconsistent with any of such provisions be added to these Bylaws unless approved in accordance with Section 8.9 of these Bylaws.

6.    SHARES

6.1    Shares of the Corporation. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors or by the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, representing the number of shares registered in certificate form. The signatures of any such officers thereon may be facsimiles. The seal of the Corporation shall be impressed, by original or by facsimile, printed or engraved, on all such certificates. The certificate shall also be signed by the transfer

Exhibit 3.2
agent and a registrar and the signature of either the transfer agent or the registrar may also be facsimile, engraved or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar had not ceased to be such officer, transfer agent, or registrar at the date of its issue.

6.2    Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights or each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.3    Lost, Stolen, Destroyed and Mutilated Certificates. The owner of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of any certificate therefor, and the Corporation may issue uncertificated shares or a new certificate for stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board may, in its discretion, require the owner of the lost, stolen or destroyed certificate or his or her legal representatives to give the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board shall in its uncontrolled discretion determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, or the issuance of any such new certificate or uncertificated shares. The Board may, however, in its discretion refuse to issue any such new certificate or uncertificated shares except pursuant to legal proceedings under the laws of the State of Delaware in such case made and provided.

6.4    Stock Records. The Corporation or a transfer agent shall keep stock books in which shall be recorded the number of shares issued, the names of the owners of the shares, the number owned by them respectively, whether such shares are represented by certificates or are uncertificated, and the transfer of such shares with the date of transfer.

6.5    Transfers. Transfers of stock shall be made only on the stock transfer record of the Corporation upon surrender of the certificate or certificates being transferred which certificate shall be properly endorsed for transfer or accompanied by a duly executed stock power, except in the case of uncertificated shares, for which the transfer shall be made only upon receipt of transfer documentation

Exhibit 3.2
reasonably acceptable to the Corporation. Whenever a certificate is endorsed by or accompanied by a stock power executed by someone other than the person or persons named in the certificate, or the transfer documentation for the uncertificated shares is executed by someone other than the holder of record thereof, evidence of authority to transfer same shall also be submitted with the certificate or transfer documentation. All certificates surrendered to the Corporation for transfer shall be canceled.

6.6    Regulations Governing Issuance and Transfers of Shares. The Board shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

6.7    Transfer Agents and Registrars. The Board may appoint, or authorize one or more officers to appoint, one or more transfer agents and one or more registrars.

6.8    Record Date for Purposes Other Than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the Certificate of Incorporation, by these Bylaws, by agreement or by law. If the Board does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the applicable resolution.

6.9    Stock Repurchases.

(a)    In addition to any affirmative vote of stockholders required by any provision of law or the Certificate of Incorporation of this Corporation or by these Bylaws, the Corporation shall not, directly or indirectly, purchase or agree to purchase any equity security of a class of securities which is registered pursuant to Section 12 of the Exchange Act issued by the Corporation from any Person or two or more Persons who act as a partnership, limited partnership, syndicate, or other group pursuant to any agreement, arrangement, relationship, understanding or otherwise, whether or not in writing, for the purpose of acquiring, owning or voting shares of the Corporation, who is the Beneficial Owner of more than five percent (5%) of the aggregate voting power of the Corporation, for more than the Average Market Price of the shares, unless (i) the purchase or agreement to purchase is approved at a meeting of the stockholders by the affirmative vote of the holders of a majority of the aggregate voting power of all shares entitled to vote, except that no Interested Shares shall be entitled to vote on the question of such approval or (ii) the Corporation makes an offer of at least equal value per share to all holders of shares of the same class or series and to all holders of any class or series into which the securities may be converted.

Exhibit 3.2
(b)    For purposes of this Bylaw, the following definitions apply:

(1)    “Average Market Price” shall mean the average closing sale price during the thirty (30) trading days immediately preceding the purchase of the share in question, or if the Person or Persons have commenced a tender offer or have announced an intention to seek control of the Corporation, during the thirty (30) trading days preceding the earlier of the commencement of the tender offer or the making of the announcement, of a share on the composite tape for New York Stock Exchange listed shares or, if the shares are not quoted on the composite tape or not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or, if the share are not listed on any such exchange, on the National Association of Securities Dealers, Inc. automated quotations national market system or, or if the Person or Persons have commenced a tender offer or have announced an intention to seek control of the Corporation, during the thirty trading days preceding the earlier of the commencement of the tender offer or the making of the announcement, except that if no quotation is available, the average market price is the fair market value on the date of purchase of the shares in question of a share as determined in good faith by the Board of Directors of the Corporation.

(2)    “Beneficial Owner” shall have the meaning ascribed to it in Rule 13(d)(3) and rule 13(d)(5) of the General Rules and Regulations under the Exchange Act, as in effect on June 30, 2003.

(3)    “Interested Shares” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors that are beneficially owned by any Person or Persons that is the direct or indirect Beneficial Owner of more than five percent (5%) of the aggregate voting power of the Corporation.

(4)    “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity, as well as any syndicate or group deemed to be a Person pursuant to Section 13(d)(3) of the Exchange Act, as in effect on June 30, 2003, other than the Corporation or any subsidiary of the Corporation.

7.    ELECTION OF CERTAIN STATE LAWS

7.1    Election Regarding Certain State Anti-Takeover Laws. The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law. The Corporation also elects not to be governed by A.R.S. Sections 10-2721 through 2743 or Sections 10-2704 through 2706. This election does not apply to any business combination of the Corporation with an interested stockholder whose share acquisition date is on or before the adoption date of these Bylaws.

8.    MISCELLANEOUS

Exhibit 3.2
8.1    Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.

8.2    Fiscal Year. The Board may determine the Corporation’s fiscal year. Until changed by the Board, the Corporation’s fiscal year shall be October 1st through September 30th of the following year.

8.3    Voting of Shares in Other Corporations. Shares in other corporations which are held by the Corporation may be represented and voted by the President or a Vice President of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

8.4    Checks; Drafts; Evidences of Indebtedness. From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.5    Corporate Contracts and Instruments; How Executed. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

8.6    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person, and the masculine gender includes the feminine gender and vice versa.

8.7    Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

8.8    Provisions Contrary to Provisions of Law. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in Section 8.7 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

Exhibit 3.2
8.9    Amendments. These Bylaws may be adopted, amended, or repealed by the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, except as otherwise required by law, any proposal by a stockholder to amend these Bylaws will be subject to the provisions of Article I of these Bylaws. The Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these Bylaws upon the Board, which power, if granted, may be exercised by the Board at any time, only by a resolution duly adopted by a majority of the full Board, except for Section 5 of these Bylaws concerning take-over or change of control, which may only be amended with the affirmative vote of two-thirds of the members of the Board. The fact that such power has been so conferred upon the Board will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal the Bylaws.

Whenever an amendment or new bylaw is adopted, it shall be copied in the book of bylaws with the original bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.

8.10    Indemnification and Insurance.

(a)    Generally.

(1)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Corporation as a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer (which, for purposes hereof, shall include a trustee or similar capacity) of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

(2)    The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Corporation as an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

(3)    The indemnification provided by this subsection (a) shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation

Exhibit 3.2
and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(4)    Notwithstanding the foregoing provisions of this subsection (a), in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) the indemnification provided by this subsection (a) shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(5)    The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)    Good Faith.

(1)    For purposes of any determination under this Bylaw, a director or officer or, if applicable, employee or agent shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on information, opinions, reports and statements, including financial statements and other financial data, in each case prepared or presented by:

(i)    one or more officers or employees of the Corporation whom the director, officer, employee or agent reasonably believed to be reliable and competent in the matters presented;

(ii)    counsel, independent accountants or other persons as to matters which the director, officer, employee or agent reasonably believed to be within such person’s professional competence; and

(iii)    with respect to a director, a committee of the Board upon which such director does not serve, as to matters within such Committee’s designated authority, which committee the director reasonably believes to merit confidence; so long as, in each case, the director acts without knowledge that would cause such reliance to be unwarranted.

Exhibit 3.2
(2)    The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

(3)    The provisions of this paragraph (b) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth by the Delaware General Corporation Law.

(c)    Advancement of Expenses. The Corporation shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Bylaw, no advance shall be made by the Corporation if a determination is made (1) by the Board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his or her claim. The Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the applicable standards of conduct that make it permissible for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of directors,

Exhibit 3.2
independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has or has not met the applicable standard of conduct.

(e)     Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    Insurance. The Corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any loss indemnified pursuant to this Bylaw, regardless whether the Corporation would have the power to indemnify such person against such loss indemnified pursuant to this Bylaw under the Delaware General Corporation Law.

(h)    Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1)    The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)    The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without

Exhibit 3.2
limitation, all attorneys’ fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by the indemnified party for which he or she is not otherwise compensated by the Corporation or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by the indemnified party in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Bylaw, Section 145 or otherwise.

(3)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(4)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Bylaw.